Exhibit 99.1

For Immediate Release

YOUBET.COM REPORTS RESULTS FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2010

Burbank, CA, May 6, 2010 – Youbet.com, Inc. (NASDAQ: UBET) today announced its results for the three-month period ended March 31, 2010.  The Company reported first quarter 2010 loss per diluted share from continuing operations of $0.01, compared to earnings per diluted share of $0.02 in the first quarter of 2009.  Excluding $1.0 million in professional and legal fees related to the impending merger with Churchill Downs Incorporated, first quarter 2010 net loss per diluted share from continuing operations of $0.01 would have been earnings per diluted share of $0.01.

The following table sets forth certain operating data, income (loss) per share data and Youbet Express handle for the three-month periods ended March 31, 2010 and 2009.

(in 000's, except per share amounts)	Three months ended March 31,
	2010	2009	Change
Total revenue	$25,965	$28,048	$(2,083)
Gross profit (1)	8,465	9,365	(900)
Net income (loss) from continuing operations	(527)	836	(1,363)
Loss from discontinued operations (2)	-	(16)	16
Net income (loss)	$(527)	$820	$(1,347)

Diluted income (loss) per share	2010	2009	Change

Income (loss) from continuing operations	$(0.01)	$0.02	$(0.03)
Income (loss) from discontinued operations	-	-	-
Net income (loss) per common share	$(0.01)	$0.02	$(0.03)

Youbet Express handle (3)	$115,700	$123,981	$(8,281)

(1) Gross profit is total revenues less track fees, licensing fees, contract costs, equipment costs and network operations, each as calculated in accordance with accounting principles generally accepted in the United States (GAAP) and as presented on the condensed consolidated statements of operations included with this release.

(2) Effective February 15, 2008, Youbet ceased operations at International Racing Group (IRG), and accordingly, has accounted for such operations retroactively as discontinued operations.

(3) Amount wagered by players.

“We were very pleased that our shareholders recently voted to approve the acquisition of Youbet by Churchill Downs, and, subject to receipt of required regulatory approvals and other customary conditions to closing, we expect the transaction to close in the second quarter,” said Youbet President and Chief Executive Officer David Goldberg.  "In terms of our performance, first quarter results were largely affected by $1.0 million in legal and other professional expenses directly related to the impending Churchill merger and the industry losing 9.2% of its thoroughbred racing days versus the prior-year quarter due to poor weather at many key tracks, continued overall weakness in the U.S. economy and significantly higher unemployment rates versus the prior-year quarter.  We were also affected by the broadening of access to certain racing content.  However, the impact of the general industry decline on the company was mitigated by our efforts to attract handle via our marketing activities, with the company’s handle in the first quarter declining 6.7% compared to the overall thoroughbred industry-wide decline of 10.4%.  During the quarter, we saw an increase of 7% in weekly unique wagerers at Youbet Express, offset by a decline of 13% in the average handle per unique weekly wagerer versus the prior-year quarter.  We continue to add new players each quarter and are beginning to see some reversal of the negative unemployment trends for the past few months.”

Kentucky Derby Performance

Youbet produced a record for Kentucky Derby Day handle, as well as its highest single handle day in company history, with over $6.1 million wagered on the day of the Kentucky Derby.  In addition, Youbet had a two-day handle record of $8.6 million wagered on the combined Kentucky Oaks and Kentucky Derby days.

Total Youbet handle on Derby Day was up 9.4% compared to the prior Derby record in 2006 and up 7.3% versus the 2006 Breeders’ Cup, which previously held the record for the company’s highest wagering day.  Total Oaks and Derby Day handle increased 14.4% from the prior year and was up 11.9% from the previous record weekend in 2006.

United Tote’s system and operations teams had a very successful Derby weekend.  Based on preliminary numbers, United Tote processed $162.7 million in all-source handle on the 13-race Derby Day program, up 4.3% from 2009; total all-source wagering processed by United Tote on the Kentucky Derby race itself, which includes on-track and off-track wagers, was $112.7 million.  Additionally, as the Kentucky Oaks continues to draw large crowds, attendance and handle were both up, with handle increasing 20% from 2009 to $36 million.

“A record Kentucky Derby weekend, combined with an essentially flawless performance of our platform and customer service, as well as United Tote, has positioned the company well with players going into the remaining Triple Crown season,” added Mr. Goldberg.

Segment Results

	Youbet Express			United Tote
	Three months ended March 31,			Three months ended March 31,
(in 000's)	2010	2009	% Change	2010	2009	% Change

Revenue (1)	$21,762	$23,681	(8.1%)	$4,482	$4,659	(3.8%)
Gross profit (2)	7,268	8,004	(9.2%)	1,197	1,361	(12.0%)
Operating expenses	6,967	5,743	21.3%	2,460	2,581	(4.7%)

Income (loss) from continuing operations before other income (expense) and income tax	$301	$2,261	(86.7%)	$(1,263)	$(1,220)	(3.5%)

Gross profit margin	33.4%	33.8%		26.7%	29.2%

(1) Revenues exclude intersegment eliminations of $0.3 million in 2010 and $0.3 million in 2009, respectively.

(2) Gross profit for Youbet Express is commissions and other revenues less track fees, licensing fees, and network operations.  Gross profit for United Tote is total contract revenues and equipment sales less contract costs and equipment costs.  Each line item is calculated in accordance with GAAP and presented on the condensed consolidated statements of operations data included with this release.

Revenue at Youbet Express for the first quarter of 2010 declined 8% year-over-year to $21.8 million, while gross profit declined 9% when compared to the prior-year quarter, primarily due to an increase in player incentives and an overall wagering decline in the thoroughbred racing industry during the quarter as a result of lost racing days at key tracks, continued economic weakness and higher unemployment rates.  Income from continuing operations before other income (expense) and income tax at Youbet Express was $0.3 million during the first quarter of 2010, down $2.0 million or 87% from the first quarter of 2009 primarily due to reduced revenue and merger and acquisition costs of $1.0 million related to the impending Churchill Downs merger.  EBITDA from continuing operations at Youbet Express in the first quarter of 2010 was $1.0 million, down $1.8 million or 65% from the first quarter of 2009.

For the first quarter of 2010, revenue at United Tote decreased 4%, primarily as a result of declining contract revenue.  United Tote’s loss from continuing operations before other income (expense) and income tax for the first quarter of 2010 was $1.3 million, compared to a loss of $1.2 million in the first quarter of 2009.  EBITDA from continuing operations at United Tote in the first quarter of 2010 was a loss of $0.2 million, compared to EBITDA of $0.2 million in the first quarter of 2009 primarily due to lower revenue and higher employee benefit expenses.

First Quarter 2010 Operating Results

The following table summarizes the key Youbet Express components of revenue for the three-month periods ended March 31, 2010 and 2009.

	Three Months Ended March 31,
	2010	2009	Change
	(in thousands, except for Yield)
Youbet Express
Total Wagers (Handle)	$115,700	$123,981	(6.7%)
Commissions from Handle	21,213	23,118	(8.2%)
Other Revenue	549	563	(2.5%)
Total Revenue	21,762	23,681	(8.1%)
Net Track Revenue (1)	$7,922	$8,738	(9.3%)
Yield (2)	6.8%	7.0%	-20 bps

	Handle
Handle Detail	(in thousands)

1Q09 Handle	$123,981
1Q10 New Content	1,534
1Q09 Proforma same-track and same-state (3)	125,515
1Q10 Same-track change	(9,779)
1Q10 Lost handle	(36)
1Q10 Handle	$115,700

(1)
Net track revenue is calculated as commission revenue less track and licensing fees, each as calculated in accordance with GAAP and presented in the condensed consolidated statements of operations information attached to this release and is used to calculate yield.

(2)	Youbet Express yield, is calculated as “commission revenue less track and licensing fees as a percentage of handle” (each calculated in accordance with generally accepted accounting principles).

(3)	Estimated handle wagered in the first quarter of 2009 on tracks that Youbet Express received content on in the first quarter of 2010 to provide a same-track comparison.

Total revenue in the first quarter of 2010 was $26.0 million, a decrease of 7% from $28.0 million in the prior-year quarter.

Youbet Express revenue was $21.8 million for the first quarter of 2010, down 8% from first quarter 2009 based on handle of $115.7 million, a 7% decline from the prior-year quarter.  Youbet Express yield in the first quarter of 2010 was 6.8%, a decrease of 20 basis points from the prior-year quarter primarily due to an increase in player incentives.

The handle decline of 6.7% in the first quarter of 2010 was primarily due to an overall general industry wagering decline of 10.4% as a result of unfavorable weather conditions providing for 9.2% fewer race days from the prior-year quarter, continued overall weakness in the U.S. economy, higher unemployment rates and the broadening of access to certain content.

For the first quarter of 2010, contract revenue at United Tote of $4.4 million was down $0.2 million, or 4%, from the prior-year quarter, while equipment sales were flat compared to the prior-year quarter.  Contract costs of $3.2 million were consistent with the prior-year quarter as the cost structure at United Tote is fairly rigid and less variable to fluctuations in handle processed and reduction in race days.  Gross profit for the first quarter of 2010 of $1.2 million was down 12% from the prior-year quarter, with gross profit margin falling to 26.7% from 29.2%, primarily as a result of the decline in contract revenue and flat cost structure.

Total operating expenses associated with continuing operations for the first quarter of 2010 were $9.4 million, an increase of $1.1 million or 13% from the prior-year quarter.  Research and development costs of $1.0 million were up 6% from the same quarter in 2009.  Sales and marketing costs of $1.6 million were up $0.2 million, or 16%, from 2009 levels due to increases in employee-related costs and new initiatives undertaken in relation to marketing programs and customer acquisition activities.  General and administrative expense, which includes payroll-related costs, transaction processing fees and professional consulting fees, was $5.1 million in the first quarter of 2010, an increase of $1.0 million, or 23%, from the first quarter of 2009.  The increase was primarily due to $1.0 million in professional fees for merger and acquisition costs associated with the impending merger with Churchill Downs.  Depreciation and amortization expense of $1.7 million declined $0.1 million, or 8%, compared to the first quarter of 2009.

EBITDA from continuing operations in the first quarter of 2010 was $0.8 million, down 72% from $3.0 million in the first quarter of 2009.

For the first quarter of 2010, net loss from continuing operations, which includes Youbet Express and United Tote, was $0.5 million, or $0.01 per diluted share, compared to net income from continuing operations of $0.8 million, or $0.02 per diluted share, in the prior-year period. Excluding $1.0 million in professional and legal fees related to the impending merger with Churchill Downs Incorporated, first quarter 2010 net loss from continuing operations of $0.5 million, or $0.01 per diluted share, would have been net income from continuing operations of $0.5 million, or $0.01 per diluted share.

Liquidity and Capital Resources

As of March 31, 2010, the company had net working capital of $8.2 million, compared to net working capital of $7.1 million at December 31, 2009.  As of March 31, 2010, the company had $12.1 million in cash and cash equivalents, $4.8 million in restricted cash and $2.7 million in debt, all of which is current.  Net cash provided by operating activities from continuing operations for the first three months of 2010 was $1.1 million, a $1.4 million decrease from the prior year due to a decline in net income and cash requirements associated with the paydown of various liabilities.  Net cash used in investing activities for the first three months of 2010 was $0.4 million, a decrease of $0.2 million from the prior year due to lower expenditures on property and equipment.  Net cash used in financing activities in the first three months of 2010 of $4.5 million increased $3.0 million when compared to that used in 2009, due to higher loan repayments in 2010.

Conference Call Information

The company will host a conference call and webcast today at 5:00 p.m. Eastern time.  Both the call and webcast are open to the general public.

The conference call number is 877-681-3375.  Please call ten minutes in advance to ensure that you are connected prior to the presentation.  Interested parties may also access the live call on the Internet at http://www.youbet.com (select About Youbet.com).  Please log-on 15 minutes in advance to ensure that you are connected prior to the call's initiation.  Questions and answers will be reserved for call-in analysts and investors.  Following its completion, a replay of the call can be accessed for 30 days on the Internet at the above link.

Reconciliation of Non-GAAP Financial Measures

This release contains disclosure regarding EBITDA from continuing operations, which is a financial measure that is not calculated in accordance with GAAP.  A reconciliation between EBITDA from continuing operations and a GAAP measure follows:

Youbet.com
Reconciliation of
EBITDA From Continuing Operations from Income from Continuing Operations
($ in thousands)

	Three months ended March 31,
	2010	2009

Income (Loss) from Continuing Operations	$(527)	$836
Income tax	(427)	88
Interest expense, net	96	198
Depreciation and amortization	1,692	1,834
EBITDA from Continuing Operations	$834	$2,956

EBITDA by Segment
ADW	$989	$2,796
Totalizator	(155)	160
EBITDA from Continuing Operations	$834	$2,956

“Management believes that the presentation of EBITDA from continuing operations provides useful information to investors regarding the Company’s results of operations because this non-GAAP financial measure is among the primary metrics by which management evaluates operating performance of the Company’s business, on which internal budgets are based, by which management and other employees within the Company are compensated, and on which the Company’s debt covenants are based.  The Company uses and believes investors and other external users of the Company’s financial statements benefit from the presentation of EBITDA from continuing operations in evaluating its operating performance because:

•
This measure provides greater insight into management’s decisions as EBITDA from continuing operations is one of management’s primary internal metrics for evaluating the operating performance of the Company’s overall business and underlying segment results. Management believes that investors should have access to the same information that it uses internally to analyze the Company’s results;

•
This measure is useful for the Company to assess the performance of its employees and business segments because by excluding such costs as interest expense, income taxes and depreciation and amortization expense, many of which are outside of the control of employees, management is better able to evaluate the performance of employees and determine the extent to which they have met performance goals to be eligible for incentive compensation awards; and

•
EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, income taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Accordingly, the Company believes this measure facilitates external comparisons to competitors’ historical operating performance.

EBITDA from continuing operations is not defined under or prepared in accordance with GAAP and should not be considered an alternative to income from continuing operations, which the Company believes is the most comparable GAAP measure, and should not be considered a measure of the Company’s liquidity.  Although the Company uses EBITDA from continuing operations as a financial measure to assess the performance of its business, the use of EBITDA from continuing operations is limited because it does not consider certain material costs necessary to operate the Company’s business. These costs include the cost to service debt, the non-cash depreciation and amortization associated with long-lived assets, the cost of federal and state tax obligations and the operating results of the Company’s discontinued businesses. This presentation of EBITDA may not be comparable to similarly titled measures used by other companies.”

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)
	March 31,	December 31,
	2010	2009
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$12,061	$15,884
Restricted cash	4,787	4,616
Accounts receivable, net of allowance for doubtful collections of $814 and $578	3,364	3,413
Inventories	1,241	1,278
Prepaid expenses and other	1,060	1,141
Deferred tax assets	2,700	2,700
	25,213	29,032
Property and equipment, net of accumulated depreciation
and amortization of $36,471 and $34,928	11,835	12,890
Intangible assets, net of amortization of $2,962 and $2,802	3,788	3,948

Deferred tax assets	5,400	5,400
Other assets	312	374
	$46,548	$51,644

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$2,675	$7,196
Trade payables	4,881	5,430
Accrued expenses	4,364	4,622
Customer deposits	4,776	4,558
Deferred revenues	359	162
	17,055	21,968
Long-term debt, net of current portion	-	-
	17,055	21,968
Stockholders’ equity
Preferred stock, $0.001 par value, authorized 1,000,000 shares, none issued or outstanding
Common stock, $0.001 par value, authorized 100,000,000 shares, 42,829,373 shares issued	43	43
Additional paid-in capital	137,291	136,970
Deficit	(105,333)	(104,806)
Accumulated other comprehensive loss	(129)	(152)
Less treasury stock, 1,099,335 common shares	(2,379)	(2,379)
	29,493	29,676
	$46,548	$51,644

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,

	2010	2009
Revenues
Commissions	$21,213	$23,118
Contract services	4,123	4,281
Equipment sales	81	86
Other	548	563
	25,965	28,048
Costs and expenses
Track fees	12,451	13,063
Licensing fees	840	1,317
Network costs	923	1,005
Contract costs	3,237	3,240
Equipment costs	49	58
	17,500	18,683
Gross profit	8,465	9,365

Operating expenses
General and administrative	5,147	4,181
Sales and marketing	1,627	1,406
Research and development	961	903
Depreciation and amortization	1,692	1,834
	9,427	8,324
Income (loss) from continuing operations before other income (expense) and income tax	(962)	1,041

Other income (expense)
Interest income	1	26
Interest expense	(97)	(224)
Other	104	81
Income (loss) from continuing operations before income tax (benefit)	(954)	924
Income tax (benefit)	(427)	88
Net income (loss) from continuing operations	(527)	836
Loss from discontinued operations, without tax effect	-	(16)
Net income (loss)	$(527)	$820

Basic income (loss) per share
Income (loss) from continuing operations	$(0.01)	$0.02
Loss from discontinued operations	0.00	0.00
Net income (loss)	$(0.01)	$0.02
Diluted income (loss) per share
Income (loss) from continuing operations	$(0.01)	$0.02
Loss from discontinued operations	0.00	0.00
Net income (loss)	$(0.01)	$0.02
Weighted average shares outstanding
Basic	41,730,038	41,463,470
Diluted	44,713,780	42,109,982

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

YOUBET.COM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended
	March 31,

	2010	2009
Operating activities
Net income (loss)	$(527)	$820
Loss from discontinued operations	-	(16)
Income (loss) from continuing operations	(527)	836
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities, continuing operations

Depreciation and amortization of property and equipment	1,532	1,674
Amortization of intangibles	160	160
Stock-based compensation	321	300
Provision for bad debt	249	161
Increase in operating (assets) and liabilities	(641)	(663)
Net cash provided by continuing operations	1,094	2,468
Net cash provided by discontinued operations	-	788

Net cash provided by operating activities	1,094	3,256

Investing activities
Purchase of property and equipment	(477)	(626)
Decrease in restricted cash (other than Players Trust SM)	58	-
Net cash used in investing activities	(419)	(626)

Financing activities
Repayment of debt	(4,521)	(1,489)
Net cash used in financing activities	(4,521)	(1,489)

Foreign currency translation adjustments	23	(5)
Net increase (decrease) in cash and cash equivalents	(3,823)	1,136
Cash and cash equivalents, beginning of period	15,884	16,538
Cash and cash equivalents, end of period	$12,061	$17,674

Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted

About Youbet.com, Inc.

Youbet.com, Inc. (NASDAQ: UBET) is a leading domestic online horse racing and horse betting site, the exclusive provider of live horse racing footage and racing results to ESPN.com and CBSSports.com and a leading supplier of totalizator systems to the pari-mutuel industry.  Youbet’s website enables its customers to securely wager on horse races at over 200 racetracks each year worldwide from the convenience of their homes or other locations.  Through its online platform, Youbet offers members real-time wagering, co-mingled track pools, conditional wagering capabilities, high quality live audio/video, up-to-the-minute track information, mobile wagering, race replay library, simultaneous X2 Video multi-race viewing capability and sophisticated ROI-based player analysis tools.  In addition, through its United Tote totalizator systems subsidiary, Youbet provides hardware and software to its track partners, allowing them to process pari-mutuel wagers, issue and pay tickets, and calculate payoff odds.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with Section 21E of the Securities Exchange Act of 1934, as amended, may involve known and unknown risks, uncertainties and other factors that may cause Youbet's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include the timely development and market acceptance of new products and technologies; Youbet's ability to achieve further cost reductions; Youbet's assessment of strategic alternatives for United Tote, including a possible sale, as to which there can be no assurance of success; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be legal in jurisdictions where Youbet currently operates; the limitation, conditioning, or suspension of any of Youbet's licenses; increases in or new taxes imposed on wagering revenues; the adoption of future industry standards; the loss or retirement of key executives; Youbet's ability to meet its liquidity requirements and maintain its financing arrangements; and general economic and market conditions; as well as the risks and uncertainties discussed in Youbet's Form 10-K for the year ended December 31, 2009, and in Youbet's other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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CONTACT:

Youbet.com, Inc.	Integrated Corporate Relations
Jeffrey Grosman	William Schmitt (Investors)
818.668.2384	203.682.8200